Vesting of Restricted Stock Granted in 2004 and 2005; Grants of Restricted Stock.

On March 7, 2006, the Executive Compensation and Employee Benefits Committee, with the concurrence of the Board of Directors, approved the following actions regarding compensation for the Company’s executive officers named in its proxy statement:

Based on Aqua America’s achievement of the 2005 financial target for operating earnings established by the Executive Compensation and Employee Benefits Committee on March 1, 2005, the vesting as of March 19, 2006 of (a) the following number of shares granted on March 19, 2004 with a vesting period of one-third of the total grant each year on the anniversary of the date of grant — 2,667 shares for Mr. DeBenedictis, 2,444 shares for Mr. Stahl, 1,778 shares for Mr. Smeltzer and 444 shares for Mr. Riegler and (b) the following number of  shares granted on March 1, 2005 with a vesting period of one-third of the total grant each year on the anniversary of the date of grant — 5,778 shares for Mr. DeBenedictis, 2,222 shares for Mr. Stahl and 1,778 shares for Mr. Smeltzer.

The granting of the following shares of restricted stock (a) with a vesting period of one-third of the total grant each year on the anniversary of the date of grant for the grants to Messrs. DeBenedictis, Stahl and Smeltzer and (b) with a vesting period of two years from the anniversary of the date of grant for the grant to Mr. Hugus, provided Aqua America achieves the annual financial target for operating earnings for the immediately preceding year established by the Executive Compensation and Employee Benefits Committee at the time of the grant: 15,000 shares for Mr. DeBenedictis, 5,000 shares for Mr. Stahl, 5,000 shares for Mr. Smeltzer and 5,000 shares for Mr. Hugus.